Exhibit 99(j)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Forum Funds and to the use of our report dated May 27, 2010 on the financial highlights of Absolute Opportunities Fund and Absolute Strategies Fund, each a separate series of shares of beneficial interest in the Forum Funds. Such financial statements and financial highlights appear in the 2010 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

          BBD, LLP

Philadelphia, Pennsylvania
July 28, 2010